Exhibit 23.2
Consent of Independent Registered Public Accounting firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-119370 and 33-60845) of Wilshire Enterprises, Inc. of our report dated March 26, 2004 (except for Paragraph 17 of Note 2, as to which the date is March 30, 2006), with respect to the consolidated statements of operations, shareholders' equity, and cash flows of Wilshire Enterprises, Inc.  in the Annual Report (Form 10-K) for the year ended December 31, 2005.

New York, New York
March 30, 2006
/S/ Ernst & Young LLP